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                                                                  Rule 424(b)(3)
                                                                      333-103994


             ADDENDUM TO PROSPECTUS SUPPLEMENT DATED APRIL 11, 2003

                                                         Dated: November 1, 2003

                                 STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $1,100,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the SALES PERIOD commencing on NOVEMBER 1, 2003 and terminating on NOVEMBER 30, 2003 is $3,335, representing an effective yield to maturity of 6.05%.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation MUST BE RECEIVED BY Development Corporation for Israel by NOVEMBER 24, 2003.

Effective as of June 19, 2003, the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $1,100,000,000.